UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: November 21, 2007

ImmunoCellular Therapeutics, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	33-17264-NY	11-2856146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1999 Avenue of the Stars, 11th Floor Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 423-0845

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 21, 2007, ImmunoCellular Therapeutics, Ltd., a Delaware corporation (the “Company”), entered into a binding Memorandum of Agreement, dated as of November 21, 2007, with Molecular Discoveries LLC, a New York limited liability company (“MDC”), covering the Company’s acquisition of certain monoclonal antibody related technology owned by MDC. The Memorandum of Agreement also is acknowledged and agreed to by Leonard Gordon, the principal equity owner of MDC, and Dr. Cohava Gelber, an inventor of the technology to be acquired by the Company under this agreement and an equity owner of MDC.

The technology to be acquired and owned by the Company under the Memorandum of Agreement consists of (i) a platform technology referred to by MDC as DIAAD™ for the potentially rapid discovery of monoclonal antibodies to detect and treat cancer and other chronic diseases and (ii) certain monoclonal antibody candidates for the potential detection and treatment of multiple myeloma, small cell lung, pancreatic and ovarian cancers. The monoclonal antibodies are covered by issued patents and pending patent applications in the fields of multiple myeloma, small cell lung and ovarian cancers.

The Company contemplates commencing the initial phase of development of a diagnostic/prognostic product for small cell lung cancer and a therapeutic product for the treatment of small cell lung and pancreatic cancers, based upon the acquired proprietary monoclonal antibody candidates. The monoclonal antibody technology is at a pre-clinical stage of development and will require further development before an IND can potentially be filed for human testing of the acquired product candidates.

The Memorandum of Agreement is a binding summary agreement of the parties under which they have agreed to work together to sign a definitive agreement within 30 days and to close the acquisition transaction within 60 days of the signing of the Memorandum of Agreement. The consideration for the intellectual property and related assets comprising the technology to be acquired by the Company will consist of (i) the issuance of 800,000 shares of the Company’s common stock to MDC and (ii) the reimbursement by the Company to MDC or Leonard Gordon of up to $225,000 of previous patent expenses. The Company will be required to register the shares issued to MDC, but MDC has agreed that it will not publicly resell any of these shares until at least 90 days after such registration is completed and not more than 100,000 shares in any 90-day period thereafter. To secure MDC’s potential obligations to the Company under the acquisition agreement, all of the shares also will be placed in escrow, with 400,000 shares subject to release after one year and the balance after two years from the closing of the transaction.

The Company’s obligation to complete the acquisition of MDC’s technology is subject to a number of significant conditions (which can be waived by the Company), including without limitation (i) the Company obtaining an independent appraisal confirming that the assets to be acquired have a fair market value of at least $1,500,000, and (ii) the Company entering into a consulting agreement with Dr. Gelber as described below. MDC’s obligation to complete the transaction is subject to the holders of a majority of MDC’s limited liability company interests approving the transaction.

The Memorandum of Agreement provides that the Company will enter into a consulting agreement with Dr. Gelber under which she will provide certain consulting services to the Company in connection with its development of the acquired technology during the ten-month period from the closing of the acquisition. For these services, the Company (i) will pay Dr. Gelber $10,000 per month (a total of $100,000 unless the Company terminates the consulting agreement prior to the expiration of its ten-month term), (ii) will pay Dr. Gelber a success payment of $50,000 if Dr. Gelber is able during the term of the consulting agreement to generate an interim analysis of pre-clinical data satisfactory to the Company that demonstrates the feasibility of a small cell lung cancer product candidate as a medical diagnostic and predictor of responders for this indication and (iii) will issue Dr. Gelber a five-year option under the Company’s stock option plan to purchase 75,000 shares of the Company’s common stock at a purchase price equal to the closing price of the Company’s common stock on the date of the closing of the acquisition, with such option to vest at the rate of 5,000 shares each month during the term of the consulting agreement and with 25,000 shares to vest upon generation of the interim analysis of pre-clinical data described above. Dr. Gelber is a full-time employee of another scientific organization and will need to obtain the consent of her employer to serve as a consultant to the Company.

There can be no assurance that all of the closing conditions for the acquisition of the technology will be satisfied; substantial additional capital will need to be obtained in the future by the Company to fund additional development of the acquired product candidates beyond the initial pre-clinical stages currently contemplated by the Company if substantially all of the Company’s existing available financial resources are devoted to development of its existing brain tumor vaccine technology; and organizations other than MDC who have employed the inventor of the technology to be acquired from MDC could potentially seek to assert claims to the technology that is to be acquired by the Company.

Item 3.02	Unregistered Sales of Equity Securities

Pursuant to the Memorandum of Agreement with MDC, the Company has agreed to issue 800,000 shares of its common stock to MDC and to issue an option to purchase 75,000 shares of its common stock to Dr. Cohava Gelber upon the terms and conditions described in Item 1.01 of this Report on Form 8-K, which is incorporated herein by this reference. The securities to be issued to MDC and Dr. Gelber will be issued by the Company in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoCellular Therapeutics, Ltd.

November 26, 2007	By:	/s/ C. Kirk Peacock
		Name:	C. Kirk Peacock
		Title:	Interim President